                                                               Exhibit 10.(q)(1)


                                AMENDMENT TO THE
               BELLSOUTH PERSONAL RETIREMENT ACCOUNT PENSION PLAN

      This Amendment is made to the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was amended and restated as of January 1, 1998. The BellSouth Employees' Benefit Claim Review Committee, acting under authority delegated by the Nominating and Compensation Committee of the Board of Directors of BellSouth Corporation, hereby amends the Plan as follows:

      1. Effective January 1, 1998, amend the Plan by adding a new Section 6.06 to the Plan, as follows:

      6.06 1998 Special Increases

            a. Effective January 1, 1998, all individuals (i) who have retired from the service of a Participating Company on a service or disability monthly pension benefit or are the surviving annuitant of such an individual, (ii) who are currently receiving a service or disability monthly pension benefit or a survivor annuity payable with respect to such a pension, and (iii) whose pension effective date is prior to January 1, 1994 shall have their annual service or disability monthly pension payments increased, for each calendar month, in accordance with the schedule below. For these purposes, an employee's year of retirement shall mean the Plan Year during which the employee's benefit commencement date occurred. Such increase shall be based on the employee's year of retirement, with no proration for retirement dates occurring between the dates set forth below. In the case of a surviving annuitant, the year of retirement shall mean (x) with respect to a qualified joint and survivor annuitant, the year in which the employee's benefit commencement date occurred, and (y) with respect to a preretirement survivor annuitant, the year in which the surviving annuitant's benefit commencement date occurred.


                         Ad Hoc Cost of Living Increase,
                Year of Retirement as Percentage of Gross Pension
                -------------------------------------------------

                       Before 1980                    12%
                       1980 - 1983                     8%
                       1984                            6%
                       1985 - 1987                     4%
                       1988 - 1990                     2%
                       1991 - 1993                     2%


            b. In the case of an individual described in subparagraph (a) above, whose pension has been suspended during a period of reemployment in accordance with the Plan, the increase described in subparagraph (a) will be
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      effective at the time pension payments under the previous service pension are resumed and shall be calculated from his original pension effective date as if he had never returned to service; provided, however, that if such individual's previous eligibility for a pension ceases, no increase shall apply.

            c. Notwithstanding the above, in no case shall the gross pension for a service or disability pensioner be less than four thousand eight hundred dollars ($4,800.00) annually except for those whose pensions have been reduced for the costs of a survivor annuity. Where a service or disability pension has been reduced for the cost of a survivor annuity, the minimum gross pension shall be four thousand three hundred and twenty dollars ($4,320.00) annually. The minimum gross pension for a surviving annuitant shall be two thousand one hundred and sixty dollars ($2,160.00) annually.

            d. Effective January 1, 1998, the pension payment of an individual described in subparagraph (a) or (b) above, whose pension payment has been reduced under the provisions of the Plan to account for the joint and survivor annuity option shall be increased by the same percentage as the related nonreduced pension was or would have been increased.

            e. Effective January 1, 1998, the survivor annuity paid to the eligible surviving annuitant of a person who, prior to January 1, 1994, retired on a service or disability pension or who died while in active service shall be increased by the same percentage as a pension would have been increased.

            f. Except in the case of an increase payable as set forth in subparagraph (c), in no case shall the increase in pension, joint and survivor annuity or preretirement survivor annuity payment exceed the applicable percentage as set forth in subparagraph (a). Such increased pension or annuity amounts shall be applied to the first monthly pension, joint and survivor annuity or survivor annuity payment made after January 1, 1998.

            g. Notwithstanding the foregoing or any other provision of this Plan to the contrary, no increase shall be applicable to amounts payable (i) as to any active employee who continued in employment after age 70 1/2 and whose pension commenced on account of the attainment of such age, (ii) as to any deferred vested pension, (iii) as to any deferred vested pension reduced to account for a joint and survivor annuity, (iv) as to any survivor annuity related to a deferred vested pension, or (v) as to any alternate payee under a qualified domestic relations order unless the qualified domestic relations order specifically provides for such an award and the participant subject to such qualified domestic relations order is eligible for the increase.

            h. For purposes of determining whether the amount of any pension affected by this Amendment exceeds the "maximum permissible amount" (as defined in Section 6.05), the applicable dollar limitation shall be the adjusted dollar limitation in effect as of January 1, 1998; the compensation limitation shall
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      be adjusted by the "annual adjustment factor," which is defined as a fraction, the numerator of which is the adjusted dollar limitation for 1998, and the denominator of which is the adjusted dollar limitation for the limitation year in which the participant separated from service; and the maximum permissible amount shall be calculated with reference to the participant's age as of January 1, 1998.

      2. Except as otherwise set forth herein, the Plan shall remain in full force and effect.

      APPROVED this _____ day of ___________________, 1998.

                              EMPLOYEES' BENEFIT CLAIM REVIEW COMMITTEE


                              By:
                                  -------------------------------------